As filed with the Securities and Exchange Commission on September 10, 2013

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

ROSETTA GENOMICS LTD.

(Exact Name of Registrant as Specified in Its Charter)

Israel	Not Applicable
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

Rosetta Genomics Ltd.
10 Plaut Street, Science Park
Rehovot 76706
Israel
(Address, Including Zip Code, of Principal Executive Offices)

Rosetta Genomics Ltd. Global Share Incentive Plan (2006), as amended

(Full Titles of the Plan)

Rosetta Genomics Inc.

3711 Market Street, Suite 740

Philadelphia, Pennsylvania 19104

Attn: President

(215) 382-9000

(Name, Address and Telephone Number, Including

Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Ordinary shares, par value NIS 0.6 per share	628,324 225,446 853,770	$4.66 $3.105	$2,927,990 700,010 $3,628,000	$494.86

(1)	The number of ordinary shares, par value NIS 0.6 per share (“Ordinary Shares”), stated above consists of the aggregate number of additional Ordinary Shares (the “Shares”) not previously registered which may be issued under the Rosetta Genomics Ltd. Global Share Incentive Plan (2006), as amended (the “2006 Plan”). The Shares consist of (i) an aggregate of 628,324 Ordinary Shares issuable upon the exercise of options and awards which have previously been granted under the 2006 Plan and (ii) 225,446 Ordinary Shares issuable upon the exercise of options or issued as awards, which may hereafter be granted under the 2006 Plan. The maximum number of Ordinary Shares which may be sold upon the exercise of such options or issuance of awards granted under the 2006 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2006 Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of Ordinary Shares stated above, an indeterminate number of Ordinary Shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions of the Plans.

(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: (i) in the case of Ordinary Shares which may be purchased upon exercise of outstanding options and awards, the fee is calculated on the basis of the weighted average exercise price of such options and awards; and (ii) in the case of Ordinary Shares for which options and awards have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Ordinary Shares on The NASDAQ Capital Market as of a date (September 4, 2013) within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 hereby registers 853,770 additional Ordinary Shares for issuance under the 2006 Plan, as approved at the Annual General Meeting of Shareholders held on October 12, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by this Item 1 is included in documents sent or given to participants in the 2006 Plan, pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by this Item 2 is included in documents sent or given to participants in the 2006 Plan pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2012, as filed with the Commission on March 22, 2013 (File No. 001-33042), as amended by Amendment No. 1 on Form 20-F/A, as filed with the Commission on May 14, 2013.

(b)	The Registrant’s Reports of Foreign Private Issuer on Form 6-K, as filed with the Commission on March 22, 2013, June 13, 2013, July 18, 2013, August 5, 2013 and September 9, 2013 (File No. 001-33042).

(c)	The description of the Registrant’s Ordinary Shares in the Registrant’s Registration Statement on Form 8-A (File No. 001-33042) filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 22, 2006, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the legality of the issuance of the Ordinary Shares offered by this prospectus will be passed upon for us, with respect to U.S. law, by Mintz, Levin, Cohn, Ferris, Glovsly and Popeo, P.C., Boston, Massachusetts, and, with respect to Israeli law, by Raved Magriso Benkel & Co., Tel Aviv, Israel.

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Item 6. Indemnification of Directors and Officers.

Incorporated by reference from Part II, Item 8 “Indemnification of Directors and Officers” of the Registrant’s Registration Statement on Form F-3, filed on December 7, 2012, as amended (File No. 333-185338).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index of Exhibits immediately following the signatures to this Registration Statement is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Rehovot, State of Israel, on September 10, 2013.

Rosetta Genomics Ltd.

By	/s/ Kenneth A. Berlin
Kenneth A. Berlin
Chief Executive Officer and President

Each person whose signature appears below constitutes and appoints Kenneth A. Berlin, Ron Kalfus and Oded Biran, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement of Rosetta Genomics Ltd. and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Kenneth A. Berlin
Kenneth A. Berlin	Chief Executive Officer and President	September 10, 2013
(principal executive officer)

/s/ Ron Kalfus
Ron Kalfus	Chief Financial Officer	September 10, 2013
(principal financial and accounting officer)

/s/ Brian Markison
Brian Markison	Chairman of the Board	September 10, 2013

/s/ Roy Davis
Roy Davis	Director	September 10, 2013

/s/ Gerald Dogon
Gerald Dogon	Director	September 10, 2013

/s/ Tali Yaron-Eldar
Tali Yaron-Eldar	Director	September 10, 2013

Yitzhak Peterburg, M.D., Ph.D.	Director

/s/ Joshua Rosensweig
Joshua Rosensweig	Director	September 10, 2013

/s/ David Sidransky, M.D.
David Sidransky, M.D.	Director	September 10, 2013

Tali Yaron-Eldar	Director

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INDEX OF EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Articles of Association (incorporated by reference from the Registrant’s Form 6-K dated September 2013 (File. No. 001-33042), filed with the SEC on September 9, 2013).

4.2	Form of Share Certificate (incorporated by reference from the Registrant’s Registration Statement on Form F-1, as amended (File No. 333-137095), filed with the SEC on September 1, 2006).

5.1	Opinion of Raved Magriso Benkel & Co. as to the legality of shares being registered.

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of Raved Magriso Benkel & Co. (included in opinion of counsel filed as Exhibit 5.1).

24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

99.1	The 2006 Plan (incorporated by reference from the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2012 (File. No. 001-33042), filed with the SEC on March 22, 2013).

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